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                                                                   EXHIBIT 10.31

Employment Agreement with Robert K. Weigle dated January 17, 2000


January 10, 2000



ROBERT K. WEIGLE
1510 Litina Drive
Alamo, CA. 94507

Dear Robert:

This letter when signed by you, will constitute an agreement between Cardiac Pathways Corporation (the "Company") and you (the "Executive") concerning your employment.

1. The Company hereby hires the Executive and the Executive hereby accepts employment as Vice President -Sales and Field Operations.

2. The Company agrees to pay the Executive an annual base salary of $176,000.00 payable in accordance with the Company's standard payroll policy.

3. The Company is in the process of developing an incentive bonus program. The program will establish goals and objectives and have a potential annual pay out of 20% (twenty percent) of base salary.

4. Upon approval of the Board of Directors, and subject to all applicable Federal and State securities laws, the Company shall grant you an option to acquire 100,000 shares of the Company's Common Stock, at a purchase price equal to the fair market value of such common stock on the date of action by the Board. The vesting shall be over a four-year period with 12/48ths of the total shares vesting after one year of employment and thereafter vesting 1/48th of the total remaining shares each month of your continuing employment. Please refer to the Company's Stock Option Plan for further details and terms.

5. It is expected that your first day of employment with Cardiac Pathways will be January 17, 2000.

6.      a.     The term of this Agreement shall commence on your first day of employment and shall continue until terminated by either party in accordance with the provisions of this Section 5.

        b. This Agreement may be terminated by the Company at any time for Justifiable


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ROBERT K. WEIGLE
Offer Letter
Page Two of 4

               Cause (as hereinafter defined) provided that the Company shall pay the Executive an amount equal to the sum of his then current base salary as a severance payment for one month following the date of termination. For the purpose of this Agreement, the term "Justifiable Cause" shall include the occurrence of any of the following events: (i) the Executive's conviction for, or plea of nolo contendere, a felony or a crime involving moral turpitude,
               (ii) the Executive's commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii) the Executive's commission of an act, or failure to act, which the Executive's supervisor at the Company shall reasonably have found to have involved misconduct or gross negligence on the part of the Executive, in the conduct of his duties hereunder, (iv) habitual absenteeism, alcoholism or drug dependency on the part of the Executive which interfere with the performance of his duties hereunder, (v) the Executive's willful and material breach or refusal to perform his services as provided herein, (vi) any other material breach of this Agreement or (vii) the willful and material failure or refusal to carry out a direct request of the Executive's supervisor. The payment to the Executive of the severance payment described in this Section 5(b) will discharge all of the Company's obligations to the Executive.

        c. This Agreement may be terminated by the Company at any time without Justifiable Cause provided that the Company shall pay the Executive an amount equal to the sum of his then current monthly base pay as a severance payment for a period of twelve months following the date of termination. Any payments made pursuant to this Section 5(c) shall be reduced to the extent the Executive received any other earnings related to employment or consulting services or other unemployment or disability compensation during the twelve month period. The payment of the Executive of the severance payment described in this Section 5(c) will discharge all of the Company's obligations (subject to the provisions noted in Section 6) to the Executive. If such termination takes place in the first year of the Executive's employment with the company, the incentive stock option will vest at 1/48th per month, and the one year waiting period pursuant to Section 4 shall be waived.

        d. This Agreement maybe terminated by the Executive at any time upon 30 days written notice, in which case the Company shall have no severance or other obligations to the Executive.

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7.      Notwithstanding anything set forth in this Section 7, upon the
        Executive's involuntary termination of employment from the Company (for any reason other


ROBERT K. WEIGLE
Offer Letter
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        than for Justifiable Cause) on or after an Acquisition (as defined below), the 100,000 shares of Common Stock described in Section 4 above shall be fully and immediately exercisable. For purposes of this Section 7, an Acquisition shall be defined as a merger, reorganization, or sale of all or substantially all of the assets for the Company in which shareholders of the Company immediately prior to the transaction possess less than fifty percent (50%) of the voting power of the surviving entity (or its parent) immediately after the transaction. The resignation of the Executive after a Constructive Termination (as defined below) shall be treated as an involuntary termination of employment under this Section 7. For purposes of this Section 7, a Constructive termination shall mean a material reduction in salary or benefits, a material change in responsibilities, a requirement to relocate, except for office relocations that would not increase the Executive's one-way commute distance by more than thirty-five (35) miles.

8. The Executive will be eligible to participate in any insurance or other benefit plan as may be sponsored or maintained by the Company from time to time for its employees. Cardiac Pathways currently offers medical, dental, vision, life and long-term disability insurance, a 401k, flexible benefits and an Employee stock purchase plan.

9. This offer is contingent upon Cardiac Pathways receiving the enclosed Proprietary Information agreement which must be executed by you.

10. In accordance with Federal immigration law, on your first day of employment, we will need to see documents proving your identity and eligibility to work in the United States. Documents which can satisfy these requirements are a valid driver's license and a social security card or a United States passport.

11. Your employment is at will, as defined under applicable law. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided above, or as otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

12. The Company will work with you to understand and help mitigate any issues arising from your responsibility to repay relocation to your prior employer.

13. If the terms of this letter and the enclosed Proprietary Information agreement are agreeable, please sign and return one copy of this letter and the agreement to our

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        Human Resources Department. We look forward to working with you.



ROBERT K. WEIGLE
Offer Letter
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Best personal regards,


/s/ Thomas M. Prescott


Thomas M. Prescott
President and Chief Executive Officer

Enclosures

Accepted effective as of January 14, 2000.

Start date effective no later than January 17, 2000.



/s/ ROBERT K. WEIGLE
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ROBERT K. WEIGLE